Exhibit 99.1

FOR IMMEDIATE RELEASE
April 4, 2006

Novell Expands Stock Buyback

WALTHAM, Mass. – April 4, 2006 — Novell, Inc. (NASDAQ:NOVL) today announced that its board of directors has amended its share repurchase program, previously announced in September 2005, to increase the amount of Novell common stock that may be repurchased under the program from $200 million to $400 million through April 3, 2007.

In a Form 8-K filed by Novell on April 3, 2006, Novell announced that it lifted its previously announced self-imposed trading blackout on March 13, 2006, and commenced the repurchase of shares under the share repurchase program. Additional repurchases may be made from time to time on the open market at the discretion of management based on management's evaluation of market conditions and other factors. Novell currently has in place a Rule 10b5-1 plan, which may be amended to reflect the increased authorization, that enables shares to be purchased for Novell's account during periods where Novell might otherwise be precluded from effecting such purchases by insider trading laws. The repurchase program may be suspended or discontinued at any time.

Forward-Looking Statement

This press release includes statements that are not historical in nature and that may be characterized as "forward-looking statements," including those related to share repurchases and factors to be utilized by management in determining whether to effect share repurchases. You should be aware that Novell's actual results and activities could differ materially from those contained in the forward-looking statements, which are based on current expectations of Novell management and are subject to a number of risks and uncertainties, including, but not limited to, Novell's capital requirements, unanticipated business and regulatory developments, and the other factors described in Novell's Annual Report on Form 10-K for the fiscal year ended Oct. 31, 2005. Novell disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

About Novell

Novell, Inc. (Nasdaq: NOVL) delivers Software for the Open Enterprise™. With more than 50,000 customers in 43 countries, Novell helps customers manage, simplify, secure and integrate their technology environments by leveraging best-of-breed, open standards-based software. With over 20 years of experience, more than 5,000 employees, 5,000 partners and support centers around the world, Novell helps customers gain control over their IT operating environment while reducing cost. More information about Novell can be found at http://www.novell.com.

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Novell is a registered trademark, and Software for the Open Enterprise is a trademark of Novell, Inc. in the United States and other countries. All other third-party trademarks are the property of their respective owners.

Press Contact:

Bruce Lowry
Novell
415-383-8408
blowry@novell.com

Investor Relations Contact:

Bill Smith
Novell
800-317-3195
wsmith@novell.com